Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162325 and 333-164439
PROSPECTUS SUPPLEMENT
(to Prospectus dated October 5, 2009)

2,980,000 Shares

Common Stock
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We are offering 2,980,000 shares of our common stock at a price of $10.50 per share.

Our shares of common stock are traded on the Nasdaq Global Market under the symbol KITD.  On January 20, 2010, the closing price for our common stock was $10.80 per share.
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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5.
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	Per Share	Total
Public offering price	$10.50	$31,290,000
Underwriting discount and commission(1)	$0.5775	$1,720,950
Proceeds, before expenses, to us	$9.9225	$29,569,050
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(1)
Does not reflect additional compensation to the underwriters in the form of a non-accountable expense allowance of 1.0% of the total public offering price (excluding the over-allotment option), a discretionary bonus of up to 0.25% of the total public offering price and up to a maximum of $100,000 for expenses of the underwriters in the offering.

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Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus  supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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We have granted the underwriters an option for a period of 30 days after the date of this prospectus supplement to purchase up to an additional 447,000 shares of our common stock on the same terms and conditions set forth above to cover over-allotments, if any.

The underwriters expect to deliver the shares of our common stock on or about January 26, 2010.
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Sole Book-Running Manager

Roth Capital Partners
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Co-Managers

ThinkEquity LLC, a Panmure Gordon Company	Merriman Curhan Ford & Co	Maxim Group LLC

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The date of this prospectus supplement is January 21, 2010

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process on Form S-3 (File No. 333-162325), and that was declared effective by the SEC on October 13, 2009.  This prospectus supplement describes the specific details regarding this offering, including the price, the amount of our common stock being offered, certain risks of investing in our common stock and other items.  You should read this entire prospectus supplement, as well as the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, see the section of this prospectus entitled “Where You Can Find More Information.”  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

All references to “we,” “us,” “our,” the “company” and “KIT digital” mean KIT digital, Inc., including subsidiaries, except where it is clear that the term refers only to KIT digital, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements.  These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement, as well as other information we include or incorporate by reference in the prospectus and any prospectus supplement.  See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference.  We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by federal securities laws.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference.  This summary does not contain all the information you should consider before investing in our common stock. Before deciding to invest in shares of our common stock, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, including the discussion of “Risk Factors” and our consolidated financial statements and the related notes.  Moreover, the information contained in this prospectus supplement includes “forward-looking statements,” which are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated.  Please see page (i) of this prospectus supplement for cautionary information regarding forward-looking statements.

About KIT digital

KIT digital is a leading, global provider of on-demand content management solutions for managing Internet Protocol (IP)-based video assets.  Our comprehensive software platform, called “KIT VX” or “VX,” enables large corporate customers to acquire, manage and distribute their video assets across the three screens of the computer Internet browser, the mobile device and the set-top box enabled Internet Protocol Television (IPTV).  We deliver our software platform over the Internet as a subscription service using a software-as-a-service or on-demand model, while occasionally installing our software onsite for clients as part of an enterprise license.  Our software serves corporate customers across a wide variety of industries, including media & entertainment, telecommunications, retail, consumer/packaged goods, automotive and financial services.  Our clients’ use of the VX platform ranges from end-consumer focused video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance.  As of January 15, 2010, our customer base consisted of more than 600 enterprise customers from over 30 countries, including The Associated Press, Best Buy, Bristol-Myers Squibb, Disney-ABC Television, General Motors, Google Inc., IMG Worldwide Inc., Intel, McDonald’s, News Corp, Telefonica SA, the U.S. Department of Defense, Verizon Communications and Vodafone. Our clients usually enter into long-term contracts, and our average contract length is approximately 24 months.

We were organized as a corporation under the laws of the State of Delaware in August 1998, and commenced operations in our current line of business in December 2003.  Our principal executive offices are located at 168 Fifth Avenue, Suite 301, New York, New York 10010, and our telephone number is +1 (212) 661-4111.  We maintain a corporate website at www.kitd.com and an electronic brochure of our product offerings can be downloaded at www.kitd.com/brochure.pdf.  Neither the contents of our website nor our brochure is part of this prospectus and should not be relied upon with respect to this offering.

Recent Developments

Preliminary Fourth Quarter and Fiscal 2009 Results

Based on preliminary unaudited information, our management expects revenue for the fourth quarter ended December 31, 2009 to increase 78% over the same quarter a year ago to approximately $16.0 million.  Operating EBITDA margin is expected to be exceed 15% for the fourth quarter, versus 0.3% in the same quarter a year ago.

For fiscal 2009, we expect to report revenue of approximately $47.0 million, increasing approximately 99% over the previous year.  Our management expects operating EBITDA margin to substantially exceed $4.0 million.  We will provide further results in our complete fourth quarter and full-year earnings press release and conference call that will be announced at a later date.

Our management calculates that on an organic basis (prior to any financial contribution by acquisitions), we exceeded our original 2009 guidance of more than $40.0 million in revenues, with an operating cash-flow margin of at least 10% for the year.

Our management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow.  Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP.  We define operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and other non-recurring charges; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company’s competitors) may define operating EBITDA differently.  We present operating EBITDA because we believe it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry.  Our management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results.

Planned Regulation S Offering

We plan to offer in a separate private placement an aggregate of up to 1,823,000 shares of our common stock to investors located in Europe.  The offering is being conducted outside of the United States in reliance on Regulation S promulgated under the Securities Act of 1933, as amended.  As such, the shares we may sell under Regulation S have not been registered under the Securities Act and may not be offered or sold in the United States (or to a U.S. Person) absent registration or an applicable exemption from the registration requirements.  Furthermore, hedging transactions involving the Regulation S shares may not be conducted unless in compliance with the Securities Act.  The offering of our common stock in the Czech Republic will be made in connection with a dual listing of our common stock on the Prague Stock Exchange, the Czech Republic’s main securities market and the second largest stock exchange in Central and Eastern Europe.  It is our expectation that the offering price per share in the Regulation S offering will be the same as the price per share in this prospectus supplement.  If we were to sell all 1,823,000 shares, we would expect to raise approximately $19,141,500 in aggregate gross proceeds from the Regulation S offering.  However, amounts sold in the Regulation S offering may increase or decrease based on market conditions, and there can be no assurance if or when the Regulation S offering will occur.  We intend to use the net proceeds, if any, of such offering to increase our working capital and to repurchase certain outstanding warrants.  Consummation of the offering made by this prospectus supplement is not conditioned on consummation of the Regulation S offering or the dual listing of our common stock on the Prague Stock Exchange.

Risk Factors

Please see “Risk Factors” beginning on page S-5 of this prospectus supplement and in “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

THE OFFERING

Issuer	KIT digital, Inc.

Common stock offered	2,980,000 shares of common stock.

Over-allotment option	We have granted the underwriters an option to purchase up to 447,000 additional shares of common stock to cover over-allotments, if any, within 30 days after the date of this prospectus supplement.

Approximate number of shares of common stock to be outstanding immediately after this offering	13,853,425 shares of common stock (14,300,425 shares of common stock if the underwriters exercise in full their option to purchase 447,000 additional shares of common stock).(1)

Offering price	$10.50 per share.

Exchange listing	Our shares of common stock are listed on the Nasdaq Global Market under the symbol “KITD.”

Use of proceeds
We will receive net proceeds from this offering of approximately $29,006,150, after deducting underwriting discounts and commissions and estimated offering expenses paid by us.
We intend to use the net proceeds from the sale of the securities in this offering to finance the costs of acquiring or investing in competitive and complimentary businesses, products and technologies as a part of our growth strategy and for working capital and general corporate purposes. See “Use of Proceeds” on page S-14.

Transfer Agent and Registrar	The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, New York, 10004, telephone number +1 (212) 509-4000.

Risk Factors
Investing in our common stock involves risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in “Item 1A.  Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

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(1)
Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares.  The total number of shares of common stock outstanding after this offering is based on 10,873,425 shares outstanding as of January 19, 2010.

See “Description of Common Stock” and “Delaware Anti-Takeover Law and Charter Provisions” in the accompanying prospectus for information regarding our common stock, our certificate of incorporation and related Delaware law matters.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary financial data for the periods indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes incorporated by reference into this prospectus supplement.  Historical financial information may not be indicative of our future performance and the results for the nine months ended September 30, 2009, are not necessarily indicative of the results that may be expected for the full fiscal year.

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007
	(unaudited)
	(in thousands, except for share and per share data)

Consolidated Statement of Operations Data:

Revenue	$31,154	$14,368	$23,401	$13,929
Total variable and direct third party costs	16,335	6,018	10,397	6,887
Gross profit	14,819	8,350	13,004	7,042
Loss from operations	(5,399)	(16,684)	(18,706)	(34,238)
Net loss available to common shareholders	(4,350)	(16,512)	(18,975)	(34,564)
Net loss per common share
Basic and diluted	$(0.82)	$(7.33)	$(7.55)	$(34.69)
Shares used in per share calculation	5,278,472	2,254,159	2,512,415	996,267

As of September 30, 2009
Consolidated Balance Sheet Data:	(unaudited) (in thousands)
Cash and cash equivalents	$13,451
Total assets	65,038
Total liabilities	35,594
Total stockholders’ equity	29,444

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the following risk factors, you should carefully consider the risks, uncertainties and assumptions discussed under “Risk Factors” in the accompanying prospectus, as well as those described in Item 1A. of our annual report on Form 10-K for the year ended December 31, 2008, and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, which documents are incorporated by reference into this prospectus supplement.  See “Where You Can Find More Information.”  Additional risks not presently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us.  If any of the events anticipated by the risks described occur, our results of operations and financial condition could be adversely affected, which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

Risks Related to Our Business

We have a history of annual net losses which may continue and which may negatively impact our ability to achieve our business objectives, and we received a going concern qualification in our 2008 audit.

For the year ended December 31, 2008, we had revenue of $23.4 million and a net loss available to common stockholders of $19.0 million.  At December 31, 2008, we had stockholders’ equity of $18.3 million, an increase of $6.9 million from December 31, 2007.  Our stockholders’ equity was $29.4 million as of September 30, 2009.  For the nine months ended September 30, 2009, we had revenue of $31.2 million, compared to revenue of $14.4 million for the comparable period in 2008.  We had a net loss available to common stockholders of $4.35 million for the nine months ended September 30, 2009, compared to a net loss available to common stockholders of $16.5 million for the comparable 2008 period.  Our independent auditors, in their report dated April 8, 2009, included in our 2008 Form 10-K, expressed doubt about our ability to continue as a going concern.  There can be no assurance that our future operations will result in net income.  Our failure to increase our revenues or improve our gross margins will harm our business.  We may not be able to sustain or increase profitability on a quarterly or annual basis in the future.  If our revenues grow more slowly than we anticipate, our gross margins fail to improve or our operating expenses exceed our expectations, our operating results will suffer.  The prices we charge for our Internet software and services may decrease, which would reduce our revenues and harm our business.  If we are unable to sell our solutions at acceptable prices relative to our costs, or if we fail to develop and introduce on a timely basis new products from which we can derive additional revenues, our financial results will suffer.

Our operating subsidiaries have limited operating histories and therefore we cannot ensure the long-term successful operation of our business or the execution of our business plan.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as the digital media software markets in which we operate. We must meet many challenges including:

•	establishing and maintaining broad market acceptance of our products and services and converting that acceptance into direct and indirect sources of revenue,
•	establishing and maintaining adoption of our technology on a wide variety of platforms and devices,
•	timely and successfully developing new products, product features and services and increasing the functionality and features of existing products and services,
•	developing services and products that result in high degrees of corporate client satisfaction and high levels of end-customer usage,
•	successfully responding to competition, including competition from emerging technologies and solutions,
•	developing and maintaining strategic relationships to enhance the distribution, features, content and utility of our products and services and
•	identifying, attracting and retaining talented technical and creative services staff at reasonable market compensation rates in the markets in which we employ.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources.  We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staff.  We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.  There may be greater strain on our systems mainly because we have acquired several businesses over the last 24 months and have had to devote significant management time and expense to the ongoing integration and alignment of management, systems, controls and marketing.  To the extent we acquire other businesses, we will also need to integrate and assimilate new operations, technologies and personnel. If we are unable to manage growth effectively, such as if our sales and marketing efforts exceed our capacity to install, maintain and service our products or if new employees are unable to achieve performance levels, our business, operating results and financial condition could be materially and adversely affected.

Our competitors may have greater financial and other resources than we do and those advantages could make it difficult for us to compete with them.

The market for IP video content management over the Internet is relatively new and constantly changing. We expect that competition will continue to intensify. Increased competition may result in price reductions, reduced margins, loss of customers, and changes in our business and marketing strategies, any of which could harm our business.  Current and potential competitors may have longer operating histories, greater name recognition, more employees and significantly greater financial, technical, marketing, public relations and distribution resources than we do. In addition, new competitors with potentially unique or more desirable products or services may enter the market at any time.  The competitive environment may require us to make changes in our products, pricing, licensing, services or marketing to maintain and extend our current brand and technology. Price concessions or the emergence of other pricing, licensing and distribution strategies or technology solutions of competitors may reduce our revenue, margins or market share, any of which will harm our business.  Other changes we have to make in response to competition could cause us to expend significant financial and other resources, disrupt our operations, strain relationships with partners, or release products and enhancements before they are thoroughly tested, any of which could harm our operating results and stock price.

If we do not successfully develop new software products and solutions, our business may be harmed.

Our business and operating results may be harmed if we fail to expand our software and services suite (either through internal product or capability development initiatives or through partnerships and acquisitions) in such a way that achieves widespread market acceptance or that generates significant revenue and gross profits to offset our operating and other costs.  We may not successfully identify, develop and market new product and service opportunities in a timely manner. If we introduce new products and services, they may not attain broad market acceptance or contribute meaningfully to our revenue or profitability.  Competitive or technological developments may require us to make substantial, unanticipated investments in new products and technologies or in new strategic partnerships, and we may not have sufficient resources to make these investments. Because the markets for our solutions are subject to rapid change, we may need to expand and/or evolve our product and service offerings quickly.  Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements and harm our business and operating results.

We may be subject to legal liability for providing third-party products, services or content.

We have certain arrangements to offer third-party products, services, content or advertising via distribution on our websites.  We may be subject to claims concerning these products, services, content or advertising by virtue of our involvement in marketing, branding, broadcasting or providing access to them, even if we do not ourselves host, operate, or provide access to these products, services, content or advertising.  While our agreements with these parties most often provide that we will be indemnified against such liabilities, such indemnification may not be adequate or available. It is also possible that if any information provided directly by us contains errors or is otherwise negligently provided to users, third parties could make claims against us.  Investigating and defending any of these types of claims is expensive, even if the claims do not result in liability. While to date we have not been subject to material claims, if any potential claims do result in liability, we could be required to pay damages or other penalties, which could harm our business and our operating results.

Any failure of our network could lead to significant disruptions in our services business, which could damage our reputation, reduce our revenues or otherwise harm our business.

Our business is dependent upon providing our customers with fast, efficient and reliable services. A reduction in the performance, reliability or availability of our network infrastructure may harm our ability to distribute our software to our customers, as well as our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by outages caused by fire, flood, power loss, telecommunications failure, Internet or mobile network breakdown, earthquake and similar events. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems and network communications, and our systems could be subject to greater vulnerability in periods of high employee turnover. A sudden and significant increase in traffic on our customers’ websites or demand from mobile users could strain the capacity of the software, hardware and telecommunications systems that we deploy or use. This could lead to slower response times or system failures. Our failure to protect our network against damage from any of these events could harm our business.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations.  We also depend on web browsers, ISPs (Internet service providers), online service providers and mobile networks to provide our clients’ end-users access to websites, IPTV and mobile content.  Many of these providers have experienced outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Any such outage, delay or difficulty could adversely affect our ability to provide our software-as-a-service, which would harm our business.

We depend on various third parties to maintain much of our communications hardware and computer hardware operations. If the third parties’ hardware and operations fail, our business will be harmed.

Much of our communications hardware and computer hardware operations are operated or safeguarded by third parties. If these providers’ hardware, operations or security systems fail — particularly if they fail in unison — our reputation and business may suffer. We do not have complete backup systems for all of these hardware operations. A problem with, or failure of, our communications hardware or computer hardware operations could result in interruptions or increases in response times for our customers. If we cannot maintain our system in the event of unexpected occurrences, make necessary modifications and/or improvements to the technology, such deficiencies could have a material adverse effect upon our business, financial condition and results of operations.

We license technology from third parties. If we are unable to maintain these licenses, our operations and financial condition may be negatively impacted.

We license technology from third parties, including software that is integrated with internally developed software and used in our products to perform certain key functions.  The loss of, or our inability to maintain, these licenses could result in increased costs or delay sales of our products.  We anticipate that we will continue to license technology from third parties in the future. This technology may not continue to be available on commercially reasonable terms, if at all. Although we do not believe that we are substantially dependent on any individual licensed technology, some of the software that we license from third parties could be difficult for us to replace.  The loss of any of these technology licenses could result in delays in the license of our products until equivalent technology, if available, is developed or identified, licensed and integrated.  The use of additional third-party software would require us to negotiate license agreements with other parties, which could result in higher royalty payments and a loss of product differentiation, which could negatively impact our operating results and financial condition.

We depend on content licensed to us by third parties. If we are unable to maintain these licenses, our operations and financial condition may be negatively impacted.

We rely on content provided by third parties to increase market acceptance of our products and services. Currently, our major third-party content providers are ABC News, The Associated Press, Fox and Reuters. If third parties do not develop or offer compelling content to be delivered over the Internet or wireless data networks, or grant necessary licenses to us or our customers to distribute such content, our business will be harmed and our products and services may not achieve or sustain broad market acceptance. We rely on third-party content providers to develop and offer content in formats that can be delivered using our products. We also rely entirely on third-party content for programming and content offerings. In some cases, we pay fees to obtain content for these services. We cannot guarantee that third-party content providers will continue to support our technology or offer compelling content in our formats, nor can we guarantee that we will be able to secure licenses to third-party content or that such licenses will be available at commercially reasonable rates, to encourage and sustain broad market acceptance of our products and services. The failure to do so could negatively impact our business operations and financial condition.

If we do not adequately protect our intellectual property rights, we may experience a loss of revenue and our operations may be materially harmed.

We have not registered patents or copyrights on any of the software or technology we have developed.  We rely upon confidentiality agreements signed by our employees, consultants and third parties, and trade secret laws of general applicability, to safeguard our software and technology.  We cannot assure you that we can adequately protect our intellectual property or successfully prosecute potential infringement of our intellectual property rights. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. Our failure to protect our intellectual property rights may result in a loss of revenue and could materially harm our operations and financial condition.

If we are unable to retain the services of Kaleil Isaza Tuzman or Gavin Campion or if we are unable to successfully recruit qualified personnel, we may not be able to continue operations.

Our success depends to a significant extent upon the continued service of Kaleil Isaza Tuzman, our Chairman and Chief Executive Officer, and Gavin Campion, our President. The loss of the services of Messrs. Isaza Tuzman or Campion could have a material adverse effect on our growth, revenues, and prospective business. We have entered into an executive management agreement with KIT Capital, Ltd., an entity controlled by Mr. Isaza Tuzman, including the services of Mr. Isaza Tuzman and other KIT Capital personnel, pursuant to which Mr. Isaza Tuzman serves as Chief Executive Officer, for a term of three years scheduled to expire in January 2011. We have also entered into an employment agreement with Mr. Campion. If either Mr. Isaza Tuzman or Mr. Campion were to resign or we are unable to retain either of their services beyond the term of their respective agreement with us, the loss could result in loss of sales, delays in new product development and diversion of management resources, and we could face high costs and substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience. In addition, in order to successfully implement and manage our business plan, we are dependent upon, among other things, successfully recruiting qualified personnel who are familiar with the specific issues facing the IP video enablement industry. In particular, we must hire and retain experienced management personnel to help us continue to grow and manage our business, and skilled software engineers to further our research and development efforts. Competition for qualified personnel is intense. If we do not succeed in attracting new personnel or in retaining and motivating our current personnel, our business could be harmed.

We may not have successfully integrated recent acquisitions, to realize the full benefits of the combined business.

The acquisitions of FeedRoom, Nunet AG, Visual Connection, Kamera Content, Morpheum and Narrowstep involve the integration of businesses that have previously operated separately. The difficulties of combining the operations of these businesses have included:

•	the challenge of effecting technical integration while carrying on the ongoing businesses,
•	the necessity of coordinating geographically separate organizations and
•	effective integration of personnel with diverse business backgrounds.

The process of completing the integration of these businesses could cause an interruption of, or loss of momentum in, the activities of our company and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of these operations could have an adverse effect on our business, financial condition or results of operations.

Our growth strategy depends, in part, on our acquiring businesses, products and technologies and expanding their existing operations, which we may be unable to do.

Our growth strategy is based, in part, on our ability to acquire or invest in businesses, products and technologies. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable businesses or assets to buy,
•	complete the purchase of those businesses on terms acceptable to us,
•	complete the acquisition(s) in the time frame and within the budget we expect and
•	improve the results of operations of each of the businesses that we buy and successfully integrate its operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the steps above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general.  We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably.

Fluctuations in foreign currency exchange rates affect our operating results in U.S. dollar terms.

A portion of our revenues arises from international operations. Revenues generated and expenses incurred by our international subsidiaries are often denominated in the currencies of the local countries. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as the financial results of our international subsidiaries are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions in non-local currencies.

We may be required to record a significant charge to earnings if our goodwill or amortizable intangible assets become impaired.

We are required under generally accepted accounting principles to test goodwill for impairment at least annually and to review our amortizable intangible assets for impairment when events or changes in circumstance indicate the carrying value may not be recoverable.  Factors that could lead to impairment of goodwill and amortizable intangible assets include significant adverse changes in the business climate and declines in the financial condition of our business.  We have recorded and may be required in the future to record additional charges to earnings if a portion of our goodwill or amortizable intangible assets becomes impaired. Any such charge would adversely impact our results.

Our international operations are subject to increased risks which could harm our business, operating results and financial condition.

In addition to uncertainty about our ability to continue to generate revenues from our foreign operations and expand our international market position, there are risks inherent in doing business internationally, including:

•	trade barriers and changes in trade regulations,
•	difficulties in developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language, and cultural differences,
•	the need to comply with varied local laws and regulations,
•	longer payment cycles,
•	possible credit risk and higher levels of payment fraud,
•	profit repatriation restrictions and foreign currency exchange restrictions,
•	political or social unrest, economic instability or human rights issues,
•	geopolitical events, including acts of war and terrorism,
•	import or export regulations,
•	compliance with U.S. laws (such as the Foreign Corrupt Practices Act), and local laws prohibiting corrupt payments to government officials,
•	laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses and
•	different and more stringent user protection, data protection, privacy and other laws.

Violations of complex foreign and U.S. laws and regulations that apply to our international operations could result in fines, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business and damage to our reputation.

Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies.  These risks inherent in our international operations and expansion increase our costs of doing business internationally and could result in harm to our business, operating results and financial condition.

Risks Related to Our Securities and this Offering

Our historic stock price has been volatile and the future market price for our common stock is likely to continue to be volatile. This may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been volatile. Any future market price for our shares is likely to continue to be volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of specific companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering and the planned Regulation S offering will have on the volume or trading price of our common stock. We cannot provide assurance that the market price of our common stock will not fall below the public offering price or that, following the offering, a stockholder will be able to sell shares acquired in this offering at a price equal to or greater than the offering price. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment.

You will experience immediate and substantial dilution when you purchase shares in this offering.

Upon the closing of this offering, investors will incur immediate and substantial dilution in the per share net tangible book value of their common stock.  At September 30, 2009, after giving pro forma effect to our receipt of the net proceeds of this offering, we would have a pro forma net tangible book value of $6.05 per share and a pro forma net tangible book value of $6.19 per share, assuming the underwriters’ over-allotment option is exercised in full.  Net tangible book value is the amount of our total assets minus intangible assets and liabilities.  This represents a gain in our net tangible book value of $1.24 per share for the benefit of our current stockholders, and dilution of $4.45, or 42.4% ($4.31 or 41.0% assuming the underwriters’ over-allotment option is exercised in full), for investors in this offering.

Investors in this offering will be subject to increased dilution upon the exercise of outstanding stock options and warrants.  These stock options and warrants, for which cash would need to be remitted to us for exercise, represent an additional 6,397,978 shares of common stock that could be issued in the future.

Shares of stock issuable pursuant to our stock options and warrants may adversely affect the market price of our common stock.

As of January 19, 2010, we had outstanding under our 2004 Stock Option Plan and 2008 Incentive Stock Plan stock options to purchase an aggregate of 1,099,671 shares of common stock at a weighted average exercise price of $7.88 per share, and outstanding warrants to purchase 5,298,307 shares of common stock (for which cash would need to be remitted to us for exercise) at a weighted average exercise price of $11.76 per share.  The exercise of the stock options and warrants and the sales of stock issuable pursuant to them, would further reduce a stockholder’s percentage voting and ownership interest in our company.

The stock options and warrants are likely to be exercised when our common stock is trading at a price that is higher than the exercise price of these options and warrants, and we would be able to obtain a higher price for our common stock than we will receive under such options and warrants. The exercise, or potential exercise, of these options and warrants could adversely affect the market price of our common stock and adversely affect the terms on which we could obtain additional financing.

The large number of shares eligible for future sale may adversely affect the market price of our common stock.

The sale, or availability for sale, of a substantial number of shares of common stock in the public market could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities. At the completion of this offering, there will be approximately 13,853,425 shares of common stock issued and outstanding. Substantially all of these shares are freely transferable. Our executive officers and directors own (of record) approximately 2,508,529 shares of common stock, or 18.1% of our outstanding shares after the completion of this offering, which would be eligible for resale, subject to the volume and manner of sale limitations of Rule 144 of the Securities Act.

Consummation of our planned Regulation S offering will result in further substantial dilution to investors.

We plan to offer in a separate private placement an aggregate of up to 1,823,000 shares of our common stock to European investors pursuant to Regulation S under the Securities Act.  If we were to sell all such shares, we would expect to raise approximately $19,141,500 in aggregate gross proceeds from that planned offering.  There can be no assurance if or when the Regulation S offering will occur.  If and to the extent all of the 1,823,000 shares are sold in the Regulation S offering, you will experience dilution to your percentage ownership in our company.  Additionally, after giving pro forma effect to our receipt of the net proceeds of this offering if all of the 1,823,000 shares of common stock are sold in the Regulation S offering, we would have a pro forma net tangible book value of $6.64 share.  This represents a gain in our net tangible book value of $1.83 per share for the benefit of our current stockholders, and dilution of $3.86, or 36.8%, for investors in this offering.

We have provisions in our certificate of incorporation that substantially eliminate the personal liability of members of our board of directors for violations of their fiduciary duty of care as a director and that allow us to indemnify our officers and directors. This could make it very difficult for you to bring any legal actions against our directors for such violations or could require us to pay any amounts incurred by our directors in any such actions.

Pursuant to our certificate of incorporation, members of our board of directors will have no liability for violations of their fiduciary duty of care as a director, except in limited circumstances.  This means that you may be unable to prevail in a legal action against our directors even if you believe they have breached their fiduciary duty of care.  In addition, our certificate of incorporation allows us to indemnify our directors from and against any and all expenses or liabilities arising from or in connection with their serving in such capacities with us.  This means that if you were able to enforce an action against our directors or officers, in all likelihood we would be required to pay any expenses they incurred in defending the lawsuit and any judgment or settlement they otherwise would be required to pay.

Since some members of our board of directors are not residents of the United States and certain of our assets are located outside of the United States, you may not be able to enforce any U.S. judgment for claims you may bring against such directors or assets.

Four members of our board of directors are primary residents of either Australia, the United Arab Emirates or the United Kingdom, and a material portion of our assets and a substantial portion of the assets of these directors are located outside the United States. As a result, it may be more difficult for you to enforce a lawsuit within the United States against these non-U.S. residents than if they were residents of the United States. Also, it may be more difficult for you to enforce any judgment obtained in the United States against our assets or the assets of our non-U.S. resident directors located outside the United States than if these assets were located within the United States. We cannot assure you that foreign courts would enforce liabilities predicated on U.S. federal securities laws in original actions commenced in such foreign jurisdiction, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently beneficially own approximately 39.9% of our common stock. Upon the completion of this offering, our executive officers and directors will beneficially own approximately 32.8% of our common stock. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders. Certain of our executive officers and directors have indicated their intention to purchase shares in our planned Regulation S offering, which could alter their level of control.

We do not anticipate paying dividends in the foreseeable future; you should not buy our stock if you expect dividends.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. You should not buy our stock if you are expecting to receive cash dividends.

PRICE RANGE OF COMMON STOCK

Our common stock has been traded on the Nasdaq Global Market since August 13, 2009, under the symbol “KITD.” Prior to listing on the Nasdaq Global Market, from March 10, 2009 to August 12, 2009, our common stock was quoted on the OTC Bulletin Board under the symbol “KDGL” and from May 29, 2008 to March 9, 2009 (the date of our 1-for-35 reverse stock split), our trading symbol was KITD. Prior to May 29, 2008, when our corporate name was ROO Group, Inc., our trading symbol was RGRP.

The following table sets forth the range of high and low trading prices as reported by the OTC Bulletin Board or the Nasdaq Global Market, as applicable, for the periods indicated.

	Year Ended December 31,
Quarter	2008		2009		2010
	High	Low	High	Low	High	Low

First (through January 19, 2010)	$8.58	$2.10	$9.25	$5.95	$11.34	$10.10
Second	14.70	5.25	9.00	7.01
Third	11.20	6.65	7.33	6.75
Fourth	9.45	3.85	11.95	8.55

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. These prices have been adjusted from the actual prices for such periods to reflect the 1-for-35 reverse stock split which took place on March 9, 2009.

The closing price of our common stock on January 20, 2010 was $10.80 per share.

As of January 19, 2010, we had 232 stockholders of record and approximately 1,450 beneficial owners of our common stock.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the common stock in this offering will be approximately $29,006,150, or approximately $33,441,507 if the underwriters over-allotment option is exercised in full, based on the public offering price of $10.50 per share and after deducting the underwriting discount and our estimated offering expenses.

We intend to use the net proceeds from this offering for the following purposes:

Application of Net Proceeds	Approximate Dollar Amount	Approximate Percentage of Net Proceeds
Potential acquisitions and acquisition-related costs	$20,000,000	69.0%
Working capital and general corporate purposes	9,006,150	31.0
Total	$29,006,150	100.0%

We plan to use a significant portion of the net proceeds of this offering to finance the costs of acquiring or investing in competitive and complementary businesses, products and technologies as a part of our growth strategy. We currently have no commitments or agreements with respect to any such acquisitions or investments.

We also plan to use a portion of the net proceeds as a working capital reserve to more effectively compete in client bid proposals where net cash and bond requirements are often demanded by clients. Other general corporate purposes include amounts required to pay for continuing research and development expenses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses, including interest and overhead.  Any additional net proceeds received from the exercise of the over-allotment option will be used for working capital and general corporate purposes.

Pending these uses, we intend to invest most of the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

CAPITALIZATION

The following table summarizes our long-term debt and capitalization as of September 30, 2009, (a) on an actual basis, and (b) on a pro forma basis to reflect the estimated net proceeds we will receive from the sale of 2,980,000 shares of common stock offered by this prospectus at the public offering price of $10.50 per share, after deducting the underwriting discount and the estimated offering expenses we will pay.

	As of September 30, 2009
	Actual	Pro Forma for this Offering(1)
	(Unaudited)	(Unaudited)
	(In Thousands)

Long-term debt and capitalized lease obligations, net of current portion	$398	$398
Stockholders’ equity:
Common Stock, $0.0001 par value: authorized 30,000,000 shares; issued and outstanding 8,891,623 shares, actual; issued and outstanding, pro forma for this offering, 11,871,623 shares(1)	1	1
Additional paid-in capital	108,145	137,151
Accumulated deficit	(78,351)	(78,351)
Accumulated other comprehensive loss	(351)	(351)
Total stockholders’ equity	29,444	58,450
Total capitalization	$29,842	$58,848
_______________________________
(1)
The number of shares issued and outstanding and the additional paid-in capital exclude (a) 1,099,671 shares of common stock reserved for issuance upon the exercise of stock options outstanding under our 2004 Stock Option Plan and 2008 Incentive Stock Plan and (b) 5,298,307 shares of common stock reserved for issuance upon the exercise of outstanding warrants (for which cash would need to be remitted to us for exercise).

ADVISORS

KBC Financial Products and Patria Finance, a.s., may be paid advisory fees in connection with this offering.  Neither KBC Financial Products nor Patria Finance is a member firm of the Financial Industry Regulatory Authority, or FINRA. Any advisory fees payable to KBC Financial Products and Patria Finance will be paid out of the underwriting commissions payable to the underwriters for this offering.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC acting as the representative of the several underwriters with respect to the shares subject to this offering.  Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, 2,980,000 shares of our common stock from us.  Our common stock trades on the Nasdaq Global Market under the symbol “KITD.”

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase, the respective number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC	1,937,000
ThinkEquity LLC, a Panmure Gordon Company	596,000
Merriman Curhan Ford & Co	298,000
Maxim Group LLC	149,000
Total	2,980,000

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the common shares offered hereby if they purchase any of the shares.

If the underwriters sell more shares than the above number, the underwriters have an option for 30 days after the date of this prospectus supplement to buy up to an additional 447,000 shares of common stock from us at the public offering price less the underwriting commissions to cover these sales.

The underwriters propose to offer to the public the common shares purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $0.2875 per share. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times. In connection with the sale of the common shares to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions. Pursuant to a requirement of FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer generally, as calculated consistent with FINRA’s rules, may not be greater than 8.0% of the gross proceeds received by us from the sale of any securities registered pursuant to SEC Rule 415.

The following table summarizes the compensation and estimated expenses we will pay:

		Total
	Per Share	Without Over-Allotment	With Over-Allotment

Public offering price	$10.50	$31,290,000	$35,983,500

Underwriting discounts and commissions paid by us	$0.5775	$1,720,950	$1,979,093

Non-accountable and accountable expenses payable by us	$0.105	$312,900	$312,900

We and certain of our officers and directors have entered into lock-up agreements with the underwriters. Under these lock-up agreements, subject to exceptions, these parties may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common shares or securities convertible into or exchangeable for common shares, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 120 days, subject to an 18-day extension under certain circumstances, from the date of this prospectus supplement. This consent may be given at any time without public notice.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or such other indemnified parties may be required to make in respect of any such liabilities.

We have also agreed to provide the underwriters with a (i) non-accountable expense reimbursement equal to 1.0% of the gross proceeds (not including proceeds subject to the underwriters’ over-allotment option) received from the sale of securities issued in the offering to entities other than any entity affiliated with Kaleil Isaza Tuzman, our Chairman and Chief Executive Officer, and (ii) accountable expense reimbursement of a maximum of $100,000 of out-of-pocket expenses incurred by them with respect to this offering.  At our sole discretion, we will have the option to pay in cash to one or more of the underwriters a discretionary bonus of up to 0.25% of the gross proceeds from the sale of the shares subject to this offering.  In addition, the underwriters will be paid financial advisory fees equal to 6.5% of the gross proceeds from the sale of our shares of common stock to entities other than any entity affiliated with Mr. Isaza Tuzman under our planned Regulation S offering.

Roth Capital Partners, LLC, Merriman Curhan Ford & Co., Maxim Group LLC and their respective affiliates have provided, and the underwriters may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees. Specifically, Roth Capital Partners, LLC was retained as an underwriter in connection with our underwritten offering in August 2009, as our placement agent in 2008, and currently covers us on a research basis. Merriman Curhan Ford & Co. was retained as an underwriter in connection with our underwritten offering in August 2009 and acted as a placement agent for our private placement offerings in each of 2006, 2007 and 2008 and as an advisor on our ownership restructuring. Merriman Curhan Ford & Co. is also a market maker in our stock, and has covered us on a research basis since June 2006. Maxim Group LLC was retained as an underwriter in connection with our underwritten offering in August 2009, retained as an advisor in November 2009 in connection with certain merger and acquisition advisory services, and currently covers us on a research basis.

Other than the foregoing, our underwriters do not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to the contractual relationship of our underwriters with us entered into in connection with this offering or our planned Regulation S offering.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters are not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market.  These transactions may be discontinued at any time.  Neither we, nor the underwriters, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock.  In addition, neither we, nor the underwriters, make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriters participating in the offering or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online.  Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ or our website and any information contained in any other website maintained by the underwriters or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus as our counsel.  Winston & Strawn LLP, New York, New York, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of KIT digital, Inc. included in our annual report on Form 10-K for the year ended December 31, 2008, have been audited by MSPC, independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933 with respect to our common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration  statement and the exhibits to the registration statement. For further information regarding us and the common stock offered hereby, please refer to the registration statement and the exhibits filed as part of the registration statement.

In addition, we file periodic reports with the SEC, including quarterly reports and annual reports, which include our audited financial statements. This registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of the registration statement, including the exhibits thereto, and all of our periodic reports after payment of the fees prescribed by the SEC. For additional information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. The SEC also maintains a website which provides on-line access to reports and other information regarding registrants that file electronically with the SEC at the address: http://www.sec.gov.

Our Internet address is www.kitd.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2008;

(2)	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

(3)
Our current reports on Form 8-K, filed with the SEC on January 14, 2009, March 16, 2009, June 1, 2009, July 22, 2009, July 22, 2009, September 2, 2009, September 11, 2009, October 2, 2009, October 6, 2009, October 9, 2009, October 14, 2009, December 7, 2009, December 22, 2009 and December 28, 2009;

(4)	Our preliminary information statement on Schedule 14C filed with the SEC on February 4, 2009;

(5)	Our definitive information statements on Schedule 14C filed with the SEC on February 12, 2009 and February 12, 2009;

(6)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(7)	The description of our common stock contained in our registration statement on Form 8-A filed on August 11, 2009, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

KIT digital, Inc.
168 Fifth Avenue, Suite 301
New York, New York 10010
Attention: Mr. Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
+1 (212) 661-4111

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

NY 240,002,726v12

PROSPECTUS

$30,000,000

Common Stock
Warrants
Units

 This prospectus relates to common stock, warrants and units that we may sell from time to time in one or more offerings up to a total dollar amount of $30,000,000 on terms to be determined at the time of sale.  We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our common stock is traded on the Nasdaq Global Market under the symbol KITD.  On October 2, 2009, the last reported sale price for the common stock was $10.29 per share. We have not offered any securities during the past 12 months pursuant to General Instruction I.B.6. of Form S-3.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2009

Important Notice about the Information Presented in this Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

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ABOUT THIS PROSPECTUS

 This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process.  Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $30,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering.  The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.

All references to “we,” “us,” the “company” and “KIT digital” mean KIT digital, Inc., including subsidiaries, except where it is clear that the term refers only to KIT digital, Inc.

ABOUT KIT DIGITAL

KIT digital is a leading provider of on-demand content management solutions for managing Internet Protocol (IP)-based video assets. Our comprehensive software platform, called “KIT VX” or “VX,” enables large corporate customers to acquire, manage and distribute their video assets across the three screens of the computer Internet browser, the mobile device and the set-top box enabled Internet Protocol Television (IPTV). We deliver our software platform over the Internet as a subscription service using a software-as-a-service or on-demand model, while occasionally installing our software onsite for clients as part of an enterprise license. Our software serves corporate customers across a wide variety of industries, including media & entertainment, telecommunications, retail, consumer/packaged goods, automotive and financial services. Our clients’ use of the VX platform ranges from end-consumer focused video distribution to internal corporate deployments, including corporate communications, human resources, training, security and surveillance. As of July 22, 2009, our customer base consisted of more than 470 enterprise customers from over 30 countries, including The Associated Press, Disney-ABC Television, Google Inc., IMG Worldwide Inc., Kmart, Nasdaq Stock Market, News Corp., RCS, Sensis Corp., Telefónica SA and Verizon Communications. Our clients usually enter into long-term contracts, and our average contract length is approximately 24 months.

We were organized as a corporation under the laws of the State of Delaware in August 1998, and commenced operations in our current line of business in December 2003. Our principal executive offices are located at 168 Fifth Avenue, Suite 301, New York, New York 10010, and our telephone number is +1 (212) 661-4111. We maintain a corporate website at www.kitd.com and an electronic brochure of our product offerings can be downloaded at www.kitd.com/brochure.pdf.  Neither the contents of our website nor our brochure is part of this prospectus and should not be relied upon with respect to this offering.

RISK FACTORS

Investing in our securities involves significant risks.  Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement.  The risks and uncertainties we have described are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).   We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the United States Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects," “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.”  You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except to the extent required by federal securities laws.

USE OF PROCEEDS

We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes, including, without limitation, for the funding of potential acquisitions of other businesses.  Working capital and other general corporate purposes may include redeeming outstanding warrants from certain warrant holders, settling certain future earn-out payments relating to previously acquired companies, making capital expenditures, funding general and administrative expenses and any other purpose that we may specify in any prospectus supplement.  We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes.  Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities.  Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.  Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer.  We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.  If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below.  We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	warrants to purchase common stock or units;

•	units comprised of common stock and warrants in any combination.

In this prospectus, we refer to the common stock, warrants and units collectively as “securities.”  The total dollar amount of all securities that we may issue will not exceed $30,000,000.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our restated certificate of incorporation and bylaws, each as amended to date, which we refer to as our “certificate of incorporation” and “bylaws.”

General

We are a Delaware corporation.  Under our certificate of incorporation, we have authority to issue 30,000,000 shares of common stock, par value $0.0001 per share.  We do not have any authorized preferred stock.

As of September 29, 2009, there were issued and outstanding:

•	8,879,459 shares of common stock;

•	stock options to purchase 914,426 shares of common stock at an average weighted price of $7.10 per share; and

•	warrants to purchase 5,516,553 shares of common stock (for which cash would need to be remitted to us for exercise), at an average exercise price of $11.56 per share.

Voting; Dividends; Other Rights

Holders of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of our outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. Holders of common stock are entitled to receive dividends ratably when, as, and if declared by the board of directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of common stock are, and the shares of common stock being sold in this offering will be, when issued, validly authorized and issued, fully paid and nonassessable.

Transfer Agent

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, New York, 10004, telephone number +1 (212) 509-4000.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol KITD.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or units.  Warrants may be issued independently or together with common stock or units, and the warrants may be attached to or separate from such securities.  We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

•	the offering price and aggregate number of warrants offered;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	the number of shares of common stock or units, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus.  Units may be offered independently or together with common stock and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement.  The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units.  The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units.  We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

We may issue units consisting of common stock, warrants, or any combination thereof.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Warrants” and “Description of Units” will apply to each unit and to any common stock or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit.  A single bank or trust company may act as unit agent for more than one series of units.  A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

ANTI-TAKEOVER LAW, LIMITATIONS OF LIABILITY AND INDEMNIFICATION

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

•	the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

•
on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limited Liability and Indemnification

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•	conducted himself or herself in good faith;

•
reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Disclosure of the SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters or dealers for resale to the public or to investors;

•
in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors in privately negotiated transactions; or

•	through a combination of these methods of sale.

The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We will set forth in a prospectus supplement the terms of the offering of our securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of our securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such common stock may be listed.

Underwriters

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

EXPERTS

The consolidated financial statements of KIT digital, Inc. included in our annual report on Form 10-K for the fiscal year ended December 31, 2008, have been audited by MSPC, independent registered public accountants, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, as our counsel, will pass upon certain legal matters, including the legality of the securities offered by this prospectus and any prospectus supplement. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at http://www.sec.gov. The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

Our Internet address is www.kitd.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

(1)	Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008;

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

(3)	Our Current Reports on Form 8-K, filed with the SEC on January 14, 2009, March 16, 2009, June 1, 2009, July 22, 2009, July 22, 2009 and September 2, 2009;

(4)	Our Preliminary Information Statement on Schedule 14C filed with the SEC on February 4, 2009;

(5)	Our Definitive Information Statement on Schedule 14C filed with the SEC on February 12, 2009;

(6)	Our Definitive Revised Information Statement on Schedule 14C filed with the SEC on February 12, 2009;

(7)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

(8)	The description of our common stock contained in our Registration Statement on Form 8-A filed on August 11, 2009, and any amendments or reports filed for the purpose of updating that description.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:

KIT digital, Inc.
168 Fifth Avenue, Suite 301
New York, New York 10010
Attention: Mr. Kaleil Isaza Tuzman
Chairman and Chief Executive Officer
+1 (212) 661-4111

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.